INITIAL CAPITAL AGREEMENT


                                                                   _______, 2005


Board of Trustees of
Black Pearl Funds
125 Market Street, Suite 1200
San Jose, California 95113


Ladies and Gentlemen:

     The undersigned hereby subscribes for 10,000 Shares of Beneficial Interest, no par value, of the Black Pearl _______ Fund, a series of the Black Pearl Funds, a Delaware statutory trust, at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

     The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                                 Very truly yours,

                                                 ____________________________

                                                 By: ________________________




Confirmed and Accepted:

BLACK PEARL FUNDS

By: ________________________